Exhibit 99.1

Simulations Plus

Integrating Science and Software

For Further Information:

Simulations Plus, Inc.

42505 10th Street West

Lancaster, CA 93534-7059

CONTACT:
Simulations Plus Investor Relations	Hayden IR
Ms. Renée Bouché	Mr. Cameron Donahue
661-723-7723	651-653-1854
renee@simulations-plus.com	cameron@haydenir.com

For Immediate Release:
July 23, 2014

Simulations Plus to Acquire Cognigen Corporation

A leading provider of clinical trial data analysis to expand company’s offerings

LANCASTER, CA, July 23, 2014 – Simulations Plus, Inc. (NASDAQ: SLP), a leading provider of simulation and modeling software for pharmaceutical discovery and development, today announced that it has entered into an Agreement and Plan of Merger (the “Agreement”) with Cognigen Corporation of Buffalo, New York.

Pursuant to the Agreement, upon closing, Cognigen will become a wholly-owned subsidiary of Simulations Plus and will continue to operate under the Cognigen name. This will result in the total number of Simulations Plus employees increasing from 30 to 65, and is expected to add approximately $5 million to the revenues of the combined company in the first year.

Walt Woltosz, chairman and chief executive officer of Simulations Plus, Inc. said, “This is an exciting step forward for both Simulations Plus and Cognigen. Upon closing, management of the combined company will be comprised of individuals from the current management teams of Simulations Plus and Cognigen, including Ted Grasela, the current President of Cognigen. I will remain as Chairman and CEO.”

Woltosz continued, “Ted has extensive experience in modeling and simulation, clinical pharmacology, and outcomes research. Ted and his partners, Cynthia Walawander and Jill Fiedler-Kelly, have built Cognigen over more than 20 years into an industry leader in high-quality analysis of clinical trial data, serving customers ranging from top-5 pharmaceutical companies to numerous mid- and smaller-size organizations. Their advanced systems and processes provide cost-effective support for model-based research and development. These systems and the work of their dedicated scientists and support staff have earned Cognigen a worldwide reputation for the quality and reliability of their work.”

Ted Grasela said, “Simulations Plus has been a pioneer in the use of modeling and simulation in pharmaceutical research and development since 1996. The company has built a comprehensive suite of software that provides best-in-class tools spanning from early discovery through preclinical and early clinical development, and on to post-patent development of generic formulations. By combining the strengths of the two companies, we will be able to better address the recent push by regulatory agencies to include more physiologically based pharmacokinetics modeling, a strength of Simulations Plus, into clinical trial analysis, a strength of Cognigen. I look forward to Walt’s continuing guidance and mentorship as we move into a new and exciting phase of our company’s growth.”

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The Agreement

The Agreement calls for the merger of Cognigen with and into a wholly-owned subsidiary of Simulations with the subsidiary continuing as the surviving corporation. The closing date of the proposed merger is anticipated to be September 2, 2014, and the Agreement requires approval by the Board of Directors of both Simulations Plus and Cognigen.

Under the terms of the Agreement, Simulations Plus will pay the shareholders of Cognigen total consideration of $7,000,000, comprised of $2,800,000 of cash and $5,200,000 worth of newly-issued, unregistered shares of common stock of Simulations Plus. The Agreement provides that $1,800,000 of the total consideration will be held back for two years by Simulations Plus to satisfy any indemnifiable claims that may arise pursuant to the terms of the Agreement.

Excel Partners, an investment bank with offices in New York and Los Angeles, acted as exclusive financial advisor to Simulations Plus in connection with this transaction.

About Simulations Plus, Inc.

Simulations Plus, Inc., is a premier developer of groundbreaking drug discovery and development simulation and modeling software which is licensed to and used in the conduct of drug research by major pharmaceutical, biotechnology, agrochemical, and food industry companies worldwide. Simulations Plus is headquartered in Southern California and trades on the NASDAQ Capital Market under the symbol “SLP.” For more information, visit our Web site at www.simulations-plus.com.

About Cognigen Corporation

Cognigen Corporation was founded in 1993 in Buffalo, New York and has grown to become one of the leading providers of clinical trial data analysis. The services of the company are well-recognized as providing analysis and reports that are tailored to the expectations of regulatory agencies so that reports are submitted in a manner that minimizes follow-up questions from regulators, saving sponsors considerable time and money in getting new pharmaceutical products to market. More information is available on the company’s Web site at www.cognigencorp.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995 – With the exception of historical information, the matters discussed in this press release are forward-looking statements that involve a number of risks and uncertainties. Words like “believe,” “expect” and “anticipate” mean that these are our best estimates as of this writing, but that there can be no assurances that expected or anticipated results or events will actually take place, so our actual future results could differ significantly from those statements. Factors that could cause or contribute to such differences include, but are not limited to: our ability to maintain our competitive advantages, acceptance of new software and improved versions of our existing software by our customers, the general economics of the pharmaceutical industry, our ability to finance growth, our ability to continue to attract and retain highly qualified technical staff, our ability to properly manage the new combined company, and a sustainable market. Further information on our risk factors is contained in our quarterly and annual reports as filed with the U.S. Securities and Exchange Commission.

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